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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



Date of Report (Date of earliest event reported):  October 11, 1996
                                                   ----------------


                         Canandaigua Wine Company, Inc.
                         ------------------------------
             (Exact name of registrant as specified in its charter)



         Delaware                   0-7570                   16-0716709
         --------                   ------                   ----------
(State or other jurisdiction     (Commission               (IRS Employer
 of incorporation)                File Number)              Identification No.)



                116 Buffalo Street, Canandaigua, New York  14424
              -----------------------------------------------------
              (Address of principal executive offices)   (Zip Code)



       Registrant's telephone number, including area code  (716) 394-7900
                                                           --------------


                                 Not Applicable
          ------------------------------------------------------------
          (Former name or former address, if changed since last report)


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ITEM 5.    OTHER EVENTS

     The Registrant released on October 11, 1996 the following announcement:

        CANANDAIGUA WINE COMPANY, INC., ANNOUNCES SECOND QUARTER RESULTS

CANANDAIGUA,  NY, OCTOBER 11, 1996 -- Canandaigua  Wine Company,  Inc.  (NASDAQ:
WINEA and WINEB), today reported net sales of $279.2 million for the second quarter of its 1997 fiscal year, an increase of $49.9 million as compared to the same period a year ago. This increase resulted from $26.7 million of additional imported beer sales; $24.7 million of net sales of distilled spirits products and services from the Company's September 1995 acquisition of Fleischmann's, Mr. Boston and other brands and assets; and $4.3 million of increased net sales of the Company's branded wine products resulting from selling price increases implemented between October 1995 and May 1996.

     Net sales for the six months ended August 31, 1996, reached $555.7 million, an increase of $103.6 million as compared to the same period a year ago. This increase resulted from $49.0 million of net sales from the September 1995 acquisition, $39.3 million of additional imported beer sales, $9.2 million of increased net sales of branded wine products resulting from the selling price increases, and $6.1 million of higher sales of grape juice concentrate and other nonbranded products.

     Including the unit volume of brands from the September 1995 acquisition for purposes of comparison in both the second quarter and the same period a year ago, net sales and unit volume of the Company's branded beverage alcohol products increased 14.4% and 13.2%, respectively, in the second quarter. The net sales increase resulted from higher imported beer sales and price increases on most of the Company's branded wine products, particularly varietal table wine brands. Unit volume increases were the result of increased sales of the Company's imported beer brands, particularly its Mexican beers, varietal table wines and distilled spirits.

     The Company's net income for the quarter was $4.9 million, or $0.25 per fully diluted share of common stock, as compared to $10.1 million, or $0.50 per fully diluted share, for the same period a year ago. The Company's net income for the six months was $13.4 million, or $0.68 per fully diluted share, as compared to $20.7 million, or $1.03 per fully diluted share, as compared to the same period a year ago. The Company's net income decreased largely as a result of higher cost of product sold relating to the 1996 grape harvest; higher selling, general and administrative expenses related to the Company's growth and increased interest expense resulting from the September 1995 acquisition. These items were partially offset by net income from the business acquired in September 1995 and higher net sales in the second quarter, and a restructuring charge in the same period a year ago.

     The following information is provided for comparison purposes to companies using the first-in, first-out method of accounting for inventory valuation ("FIFO") only: The Company's second quarter results reflect a reduction in gross profit of approximately $7.9 million due to the Company's last-in, first-out method of accounting for inventory valuation ("LIFO"), based on the Company's current estimate of a $27.5 million LIFO adjustment for its 1997 fiscal year. During the same period last year the Company's results reflected an addition to gross profit of approximately $0.4 million due to LIFO. For the six months, the

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Company's  results  reflect a reduction in gross profit of  approximately  $13.8 million due to LIFO, as compared to an addition to net income of $3.1 million for the same period a year ago.

     The Company also announced today that it is contemplating the issuance of additional senior subordinated indebtedness in an amount sufficient to generate at least $50.0 million in net proceeds. The Company intends to use the net proceeds from the offering to repay amounts outstanding under its bank credit facility, including revolving loans. The Company will continue to use the revolving loans to support its working capital requirements. In addition, assuming consummation of the offering, the Company intends to use the revolving loans to complete its previously announced stock repurchase program. There can be no assurance that this offering will be consummated. Such additional senior subordinated indebtedness offered will not be registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be offered or sold in the United States or any state thereof absent registration or an applicable exemption from registration requirements.

     Richard Sands, President and Chief Executive Officer of the Company, stated, "We are pleased that our sales growth is continuing at a strong pace, and believe this is demonstrative of the fundamental strength of our business. We have also made substantial progress in implementing the Company's reengineering efforts. Our goal is to increase the efficiency of all the Company's operating processes, create smaller, more manageable business units and create greater management accountability. Organizational changes include the creation of Accountable Business Units organized by product categories which will be accountable for production and marketing, and Customer Business Centers, organized by region, which are responsible for sales, customer service and product delivery."

     Mr. Sands added, "In addition, the Company is implementing a new accounting and management information system to upgrade the type and level of information the Company can generate, and to enable it to more precisely manage its business. The Company is also in the process of recruiting new management in several key senior-level positions which we expect will give the Company significantly increased management depth and experience."

     Canandaigua Wine Company, Inc., headquartered in Canandaigua, New York, is a leading producer and marketer of more than 125 national and regional beverage alcohol brands. It is the second largest supplier of wines, the third largest importer of beers and the fourth largest supplier of distilled spirits in the United States. The Company's beverage alcohol brands are marketed in five general categories and include the following principal brands:

TABLE WINES:  Almaden,  Inglenook,   Paul  Masson,  Taylor  California  Cellars,
     Cribari, Manischewitz, Taylor New York, Marcus James, Deer Valley and Dunnewood
SPARKLING WINES:  Cook's, J. Roget, Great Western and Taylor New York
DESSERT WINES:  Richards Wild Irish Rose, Cisco and Taylor New York
IMPORTED BEERS:  Corona, Modelo Especial, St. Pauli Girl and Tsingtao
DISTILLED SPIRITS: Barton,  Fleischmann's,  Mr. Boston, Montezuma, Canadian LTD,
     Ten High, Inver House and Monte Alban

                    CONSOLIDATED STATEMENTS OF INCOME FOLLOW

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
                                      CANANDAIGUA WINE COMPANY, INC. AND SUBSIDIARIES
                                              CONSOLIDATED STATEMENTS OF INCOME
                                              (in thousands, except share data)

                                                     For The Six Months Ended August 31,    For The Three Months Ended August 31,
                                                     -----------------------------------    -------------------------------------
                                                            1996              1995                 1996              1995
                                                            ----              ----                 ----              ----
                                                        (unaudited)       (unaudited)          (unaudited)       (unaudited)

Gross Sales                                            $    754,866      $    592,769         $    378,037      $    297,355
   Net sales                                                555,711           452,059              279,218           229,289
Cost of Product Sold                                       (412,969)         (326,117)            (209,383)         (166,609)
                                                       ------------      ------------         ------------      ------------
   Gross profit                                             142,742           125,942               69,835            62,680
Selling, General and Administrative expenses               (102,870)          (79,271)             (52,927)          (40,437)
Nonrecurring Restructuring Expenses                            --              (1,553)                --                (585)
                                                       ------------      ------------         ------------      ------------
   Operating income                                          39,872            45,118               16,908            21,658
Interest Expense, net                                       (16,803)          (11,460)              (8,008)           (5,297)
                                                       ------------      ------------         ------------      ------------
   Income before provision for Federal
    and state income taxes                                   23,069            33,658                8,900            16,361
Provision for Federal and state income taxes                 (9,627)          (12,958)              (3,959)           (6,298)
                                                       ------------      ------------         ------------      ------------
Net Income                                             $     13,442      $     20,700         $      4,941      $     10,063
                                                       ============      ============         ============      ============

Share Data:
Net income per common and common equivalent share:
   Primary                                             $        .68      $       1.03         $        .25      $        .50
                                                       ============      ============         ============      ============
   Fully diluted                                       $        .68      $       1.03         $        .25      $        .50
                                                       ============      ============         ============      ============
Weighted average common shares outstanding:
   Primary                                               19,794,740        20,002,568           19,653,489        20,039,531
   Fully diluted                                         19,794,740        20,081,014           19,653,489        20,095,864

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                                   SIGNATURES
                                   ----------


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.




                                             Canandaigua Wine Company, Inc.



Dated:  October 15, 1996                     By:  /s/ Robert Sands
                                                  ------------------------
                                                  Robert Sands
                                                  Executive Vice President
                                                    and General Counsel


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                                INDEX TO EXHIBITS

(1)  UNDERWRITING AGREEMENT

     Not  Applicable.

(2)  PLAN OF ACQUISITION, REORGANIZATION, ARRANGEMENT, LIQUIDATION OR SUCCESSION

     Not  Applicable.

(4)  INSTRUMENTS DEFINING THE RIGHTS OF SECURITY HOLDERS, INCLUDING INDENTURES

     Not  Applicable.

(16) LETTER RE CHANGE IN CERTIFYING ACCOUNTANT

     Not  Applicable.

(17) LETTER RE DIRECTOR RESIGNATION

     Not  Applicable.

(20) OTHER DOCUMENTS OR STATEMENTS TO SECURITY HOLDERS

     Not  Applicable.

(23) CONSENTS OF EXPERTS AND COUNSEL

     Not  Applicable.

(24) POWER OF ATTORNEY

     Not  Applicable.

(27) FINANCIAL DATA SCHEDULE

     Not  Applicable.

(99) ADDITIONAL EXHIBITS

     None